EXHIBIT 99.1

China Pharmaceuticals, Inc. Announces Fiscal Year 2010 Results

XI’AN, China--(BUSINESS WIRE)--China Pharmaceuticals, Inc. (OTC Bulletin Board: CFMI )("China Pharmaceuticals" or the "Company"), one of China’s leading manufacturers and distributors of prescription and over-the-counter pharmaceuticals today announced its financial results for fiscal year ended December 31, 2010. The Company's annual report on Form 10-K was filed with the U.S. Securities and Exchange Commission on April 15, 2011.

Fiscal Year 2010 Highlights

●	Total net sales increased to $34,184,906 from $26,708,285 in fiscal 2009, an increase of $7,476,621 or approximately 28%.
●	Gross profit increased to $19,436,665 from $14,300,250 in fiscal 2009, an increase of approximately 36%. Gross profit margin improved to 57% versus 54% for 2009.

●	Cost of goods sold, as a percentage of sales, decreased to 43% in fiscal 2010, as compared to 46% in 2009.

●
Net income was $8,409,158 compared to $8,907,379 in fiscal 2009, a decrease of approximately 5% which was primarily due to a one time stock-based compensation expense of $2,222,622 for issuance of warrants during the period.

•	Net working capital increased to $20,556,811 at December 31, 2010, an increase of $11,313,690, or approximately 82%, as compared to net working capital of $9,243,121 at December 31, 2009.

Mr. Guozhu Wang, Chairman and Chief Executive Officer of China Pharmaceuticals, commented, “We are pleased that our company continues its rapid growth annually while at the same time maintaining a strong balance sheet with no long term debt. For fiscal 2011, we are strongly positioned to accelerate our current expansion rate through continued organic sales and distribution growth combined with anticipated potential acquisition opportunities.”

Net Sales

The following table sets forth the results of our operations for the years ended December 31, 2010 and 2009 indicated as a percentage of net sales:

	2010		2009
	$	% of Sales	$	% of Sales
Sales	34,184,906		26,708,285
Cost of Goods Sold	14,748,241	43%	12,408,035	46%
Gross Profit	19,436,665	57%	14,300,250	54%
Operating Expenses	9,014,084	26%	3,386,961	13%
Income from Operations	10,422,581	31%	10,913,289	41%
Other Income (Expenses), net	(19,377)	-%	(207,198)	(1)%
Income Tax Expense	1,994,046	6%	1,798,712	7%
Net Income	8,409,158	25%	8,907,379	33%

For the year ended December 31, 2010, we had net sales of $34,184,906, an increase of 28% as compared with $26,708,285 in 2009.  This increase was primarily due to increased demand for our products as a result of our successful marketing and promotion strategies.

Cost of Goods Sold

Cost of goods sold increased to $14,748,241 for the year ended December 31, 2010, representing a 19% increase as compared with $12,408,035 for 2009. This increase was primarily due to an increase in sales and production volume. The cost of goods sold as a percentage of sales was 43% for 2010 as compared to 46% for 2009.  The decrease in cost of goods sold as a percentage to the sales was attributable to decreased material prices of certain major raw materials as a result of successful price negotiations with our major suppliers.

Gross profit

Gross profit increased 36% to $19,436,665 for 2010, as compared to $14,300,250 for 2009. Our gross profit margin increased from 54% for 2009 to 57% for 2010. The increase in gross margin was a result of decreased cost of goods sold.

Net Income

Net income for the fiscal year ended December 31, 2010 was $8,409,158, or diluted earnings per share of $0.75, compared to $8,907,379, or diluted earnings per share of $0.95 in fiscal 2009. As stated above, this decrease in net income is primarily due to the stock-based compensation expense of $2,222,622 for the issuance of warrants during the period, which is a one-time non-cash, non-reoccurring expense.

Working Capital

Net working capital grew to $20,556,811 at December 31, 2010, an increase of $11,313,690 over a net working capital of $9,243,121 at December 31, 2009. The ratio of current assets to current liabilities was exceptionally strong at 10:1 at December 31, 2010.

Cash Flows

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2010 and 2009:

	2010	2009
Cash provided by (used in):
Operating Activities	$1,075,214	$8,924,102
Investing Activities	(3,297,694)	(5,729,259)
Financing Activities	133,559	(1,589,678)

Net cash provided by operating activities was $1,075,214 for 2010, a decrease of $ 7,848,888 or 88% from $8,924,102 cash provided for 2009. The decrease in cash inflow was primarily attributable to a significant increase in accounts receivable outstanding resulting from our rapid sales growth, prepayments for purchase of two medicine patents, and increased payments for purchases of raw material and inventory.

Balance Sheet

As of December 31, 2010, the Company had $4,729,149 in cash and equivalents, $20,556,811in working capital, and no long term debt. Shareholders’ equity at the end of fiscal year 2010 stood at $42,532,875.

About China Pharmaceuticals, Inc.

China Pharmaceuticals, Inc. has its headquarters in the industrial city of Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases.  The Company currently manufactures 85 pharmaceutical products in the form of  capsules, oral solutions, tablets, granules, syrups, medicinal teas, tincture and solutions for injection. The Company has a trained marketing team and maintains sales offices or agents in approximately 30 provinces throughout China. The sales network covers approximately 146 cities and is staffed by approximately 168 sales representatives with an average per representative of a decade of pharmaceuticals sales experience.  The Company operates 2 modern hi-tech manufacturing facilities, with 486 full-time, salaried employees, based in Hanzhong and the Xi’an Jinghe Industrial Zone, both in Shaanxi Province.  Additional information about the Company is available at www.chinapharmaceuticalsinc.com

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results. SOURCE: China Pharmaceuticals, Inc.

CONTACT:

China Pharmaceuticals, Inc.  (OTC Bulletin Board: CFMI )
Mr. Guozhu Wang, Chief Executive Officer
Mr. Guiping Zhang, President
Mr. Tao Lei, Chief Financial Officer

24th Floor, Building A, Zhengxin Mansion
No. 5 of 1st Gaoxin Rd, Hi-Tech Development Zone
Xi’an City, Shaanxi Province, PRC
Telephone: 86-29-8406-7215
Investor Relations: ir@chinapharmaceuticalsinc.com
Website: www.chinapharmaceuticalsinc.com

CHINA PHARMACEUTICAL INC.
AUDITED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$4,729,149	$6,685,630
Accounts receivable	12,673,111	3,525,444
Inventory	1,019,393	396,513
Deposits and other receivables	4,374,525	708,761
Trade deposit paid	-	2,991,628
Due from officer	5,587	5,427

Total current assets	22,801,765	14,313,403

NONCURRENT ASSETS
Property and equipment, net	14,173,718	7,686,245
Construction in progress	-	3,373,819
Intangible assets	7,802,346	8,321,329

Total noncurrent assets	21,976,064	19,381,393

TOTAL ASSETS	$44,777,829	$33,694,796

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$446,462	$744,880
Trade deposit received	-	83,879
Short-term bank loans	-	2,493,692
Accrued liabilities and other payables	952,651	778,290
Value-added tax payable	435,614	318,142
Income tax payable	410,227	651,399

Total current liabilities	2,244,954	5,070,282

CONTINGENCIES AND COMMITMENT

STOCKHOLDERS' EQUITY
Common stock, par value, $0.001 per share; 25,000,000 shares authorized, 11,399,662 and 9,333,333 shares issued and outstanding at December 31, 2010 and 2009, respectively	11,400	9,333
Common stock subscribed, par value, $0.001 per share, 25,000 shares issued	-	25
Paid in capital	11,438,995	6,574,592
Statutory reserve	3,274,593	2,137,797
Stock subscription	-	(1,000)
Accumulated other comprehensive income	704,301	72,543
Retained earnings	27,103,586	19,831,224

Total stockholders' equity	42,532,875	28,624,514

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$44,777,829	$33,694,796

CHINA PHARMACEUTICAL INC.
AUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2010	2009

Net sales	$34,184,906	$26,708,285

Cost of goods sold	14,748,241	12,408,035

Gross profit	19,436,665	14,300,250

Operating expenses
Selling, general and administrative expenses	9,014,084	3,386,961

Income from operations	10,422,581	10,913,289

Non-operating income (expenses)
Interest income	21,636	12,531
Interest expense	(29,565)	(350,211)
Financial expense	(435)	-
Other income	(11,013)	130,482

Total non-operating expenses, net	(19,377)	(207,198)

Income before income tax	10,403,204	10,706,091

Income tax	1,994,046	1,798,712

Net income	8,409,158	8,907,379

Other comprehensive item
Foreign currency translation	631,758	31,277

Comprehensive Income	$9,040,916	$8,938,656

Weighted average common shares outstanding
Basic	10,866,730	9,333,333

Diluted	11,157,000	9,333,333

Basic earnings per share	$0.77	$0.95

Diluted earnings per share	$0.75	$0.95

CHINA PHARMACEUTICAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,409,158	$8,907,379
Adjustments to reconcile net income to net cash
provided by operating activities:
Stock based compensation expense	2,222,622	-
Provision for impairment loss on intangible assets	-	737,315
Loss on assets disposed	-	6,649
Depreciation and amortization	841,089	818,446
(Increase) decrease in current assets:
Accounts receivable	(8,847,902)	1,678,874
Inventory	(597,980)	(146,797)
Cash pledged	-	193,657
Deposits and other receivables	(3,565,907)	20,472
Trade deposit paid	3,012,607	(2,670,748)
Increase (decrease) in current liabilities:
Accounts payable	(313,348)	(719,578)
Trade deposit received	(84,470)	(95,605)
Accrued liabilities and other payables	148,219	(32,885)
Taxes payable	(148,874)	420,580
Bank acceptance payable	-	(193,657)

Net cash provided by operating activities	1,075,214	8,924,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	(3,297,694)	(12,697)
Intangible assets	-	(2,342,743)
Construction in progress	-	(3,373,819)

Net cash used in investing activities	(3,297,694)	(5,729,259)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	-	2,903,036
Repayment of short-term bank loans	(2,511,264)	(4,501,714)
Warrants exercised	1,000,000	-
Increase in paid in capital	65,340	-
Sale of common stock	1,579,483	9,000

Net cash used in financing activities	133,559	(1,589,678)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	132,440	31,277

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(1,956,481)	1,636,442

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	6,685,630	5,049,188

CASH & CASH EQUIVALENTS, END OF YEAR	$4,729,149	$6,685,630
Supplemental Cash flow data:
Income tax paid	$2,248,704	$1,147,313
Interest paid	$28,989	$345,490